Exhibit 99.1

News  Release

FOR IMMEDIATE RELEASE	Contact: Jill Schmidt

(952) 594-3385

INTERNATIONAL  MULTIFOODS  COMPLETES  SALE  OF
FOODSERVICE  DISTRIBUTION  BUSINESS

Divestiture Underscores Multifoods’ Increased Focus on Branded Packaged Foods;
Company Updates Fiscal 2003 Guidance

                MINNEAPOLIS, Sept. 9, 2002 — International Multifoods Corp. (NYSE: IMC) today announced that it has completed the sale of its foodservice and vending distribution business to Wellspring Distribution Corp., a newly formed affiliate of Wellspring Capital Management LLC, under the original terms of the agreement.

In July, Multifoods announced that it had entered into an agreement to sell the distribution business to Wellspring for $180 million in cash, subject to closing adjustments, including the level of working capital.  This price assumed working capital at closing of $135 million.  Since then, working capital in the distribution business improved $14 million from the estimate to $121 million, which resulted in cash proceeds of $166 million.

Multifoods will use the $166 million of cash proceeds from the divestiture plus $15 million of cash from the distribution business to reduce debt by approximately $180 million.

The company also noted that the buyer is assuming the primary obligation on the operating leases for the distribution business’s warehouses and vehicles that have a net present value of approximately $60 million, which further reduces Multifoods’ leverage.

After applying the proceeds to repay debt, Multifoods’ total outstanding debt is expected to average approximately $370 million in the second half of its fiscal year ending March 1, 2003, down from nearly $600 million following the closing of its acquisition of the Pillsbury desserts and specialty products business from General Mills in November 2001.

“The sale of our distribution business is a critical step in Multifoods’ transformation into a more predictable, higher-margin branded packaged food company,” said Gary E. Costley, International Multifoods chairman and chief executive officer.  “Foodservice distribution is no longer a strategic fit for Multifoods.  The sale of these non-core assets allows us to pay down debt and strengthen our balance sheet as we prepare for future growth.  With this divestiture behind us, we are now well positioned to drive sustained growth and enhance shareholder value by concentrating our resources on food manufacturing and building on our strengths in baking products.”

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Outlook

As previously announced, the company will recognize a pre-tax charge of approximately $50 million, or $32 million after tax, in the second quarter related to the sale of its distribution business.  The divestiture will reduce fiscal 2003 earnings by approximately 35 cents per share.  The company now expects full-year fiscal 2003 earnings from continuing operations before unusual items to be in the range of $1.55 to $1.65 per share.

The divestiture is expected to improve Economic Value Added (EVA) by approximately $9 million over the next 12 months.

About Wellspring Capital Management LLC

Wellspring Capital Management LLC is a New York-based private equity firm with over $350 million under management.  The firm is focused on acquiring companies where it can realize substantial value by contributing management expertise, innovative operating and financing strategies, and capital.

About International Multifoods

International Multifoods is a manufacturer and marketer of branded consumer foods and foodservice products in North America.  The company’s food manufacturing businesses have combined net sales of approximately $1 billion.  Multifoods’ brands include Pillsbury® desserts and baking mixes; Hungry Jack® pancake mixes, syrup and potatoes; Martha White® baking mixes and ingredients; Robin Hood® flour and baking mixes; Pet® evaporated milk and dry creamer; Farmhouse® rice and pasta side dishes; Bick’s® pickles and condiments in Canada; Softasilk®, a premium cake flour; Red River® hot flax cereal; and Golden Temple®.  Further information about Multifoods is available on the Internet at www.multifoods.com.

Forward-Looking Language

                This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the company’s operations and financial performance and condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, successful completion of the integration of the acquired businesses; reliance on General Mills, Inc., to provide material transition and co-pack services to our U.S. Consumer Products Division, including the conversion of the General Mills Toledo plant for our use; the impact of competitive products and pricing; changes in consumer preferences and tastes or perceptions of health-related issues; effectiveness of advertising or market-spending programs; market or weather conditions that may affect the costs of grain and other raw materials; changes in laws and regulations; fluctuations in interest rates; fluctuations in foreign exchange rates; risks commonly encountered in international trade; and other factors as may be discussed in the company’s Annual Report on Form 10-K for the year ended March 2, 2002, and other reports filed with the Securities and Exchange Commission.

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